Exhibit 11


                           SONAT INC. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE

                                                                        Three Months                        Nine Months
                                                                    Ended September 30,                 Ended September 30,
                                                                    --------------------               --------------------
                                                               1997              1996             1997              1996
                                                               ----              ----             ----              ----
                                                                         (In Thousands Except Per-Share Amounts)

    Primary Earnings Per Share(1)

Net Income                                                      $12,970          $48,034          $116,039         $134,198
                                                                =======          =======          ========         ========


Common Stock and Common Stock Equivalents:

    Weighted Average Number of Shares
       of Common Stock Outstanding                               85,767           86,228            86,006           86,188
    Common Stock Equivalents Applicable
       to Outstanding Stock Options                               1,472            1,529             1,551            1,297
                                                                -------          -------          --------         --------

    Weighted Average Number of Shares
       of Common Stock and Common Stock
       Equivalents Outstanding                                   87,239           87,757            87,557           87,485
                                                                =======          =======          ========         ========


Primary Earnings Per Share                                      $   .15          $   .55          $   1.33         $   1.53
                                                                =======          =======          ========         ========
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(1)    This  calculation  is submitted in accordance  with  Regulation  S-K Item
       601(b)(11)  although  not  required by Footnote 2 to  Paragraph 14 of APB
       Opinion  No. 15 because it results in  dilution of less than 3%. For this reason,  the primary  earnings per share  amounts shown do not agree with earnings per share amounts shown on the Condensed Consolidated Statements of Income in Part I.